Exhibit 10.17

FORM OF 2010 EQUITY INCENTIVE PLAN STOCK OPTION AMENDMENT LETTER

[INC Research Holdings, Inc. Letterhead]

[Optionholder Name]
[Optionholder Address]

              , 2014

Re: 2010 Equity Incentive Plan Stock Option Performance Award Amendment

Dear                                                                      ,

We are writing to inform you that, pursuant to action taken by the Board of Directors of INC Research Holdings, Inc. (the “Company”) and its compensation committee, each stock option granted to you under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”), that is outstanding as of the date the first underwritten public offering and sale of shares of the Company’s common stock for cash pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, becomes effective (such date, the “First Determination Date,” and each such option, a “2010 Plan Option”) was amended, and, by this letter agreement, is being amended, in each case, effective as of, and conditioned upon the occurrence of, the First Determination Date, to reflect the following:

1.              The portion of each 2010 Plan Option that is an unvested Performance Award (as defined in the applicable award agreement for such 2010 Plan Option; each such award agreement, a “2010 Plan Option Award Agreement”) as of the First Determination Date shall: (i) subject solely to your continued Service (as defined in the 2010 Plan), continue to vest on its existing vesting schedule in equal installments on the last day of each fiscal year of the Company (i.e., December 31) that occurs during the remaining portion of such Performance Award’s performance period, commencing with the first December 31 to occur on or after the First Determination Date, and (ii) otherwise be subject to all of the terms and conditions applicable to the portion of such 2010 Plan Option which is a Time Award (as defined in the applicable 2010 Plan Option Award Agreement) that was outstanding under the applicable 2010 Plan Option Award Agreement immediately prior to the First Determination Date.  For example, if the First Determination Date was November 1, 2014 and you have a Performance Award that is eligible to vest with respect to the Company’s EBITDA for fiscal years 2014, 2015 and 2016 and 120 shares of common stock were subject to such award and outstanding and unvested as of November 1, 2014, then as so amended, such award would be eligible to vest one-third (i.e., 40 shares) on each of December 31, 2014, 2015 and 2016.

2.              From and after the First Determination Date, Schedule A and Schedule B of each applicable 2010 Plan Option Award Agreement shall be deleted, and any reference to

“Schedule A” or to “Schedule B” in such 2010 Plan Option Award Agreement shall be deemed a reference to this letter agreement.

3.              Except as expressly amended hereby, each applicable 2010 Plan Option Award Agreement shall remain in full force and effect in accordance with its terms.  To the extent there is an inconsistency between the terms of such 2010 Plan Option Award Agreement with respect to the terms of a Performance Award and this letter agreement, the terms of this letter agreement shall prevail and govern.

Thank you again for all your efforts on behalf of the Company.  If you have any questions about this letter please contact Chris Gaenzle at (919) 257-6530 or Chris.Gaenzle@INCResearch.com.

Sincerely,

INC Research Holdings, Inc.